Exhibit 5.1

[General Mills, Inc. Letterhead]

January 17, 2018

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

General Mills, Inc.:

I am Senior Vice President, General Counsel and Secretary of General Mills, Inc. (the “Company”) and have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company’s 2017 Stock Compensation Plan (the “Stock Plan”) and the Company’s Deferred Compensation Plan (the “DC Plan”). In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to such securities as I have deemed necessary or appropriate in connection with this opinion.

Based on such examination, I am of the opinion that all necessary corporate proceedings have been taken to authorize the issuance of the shares of Company common stock under the Stock Plan and the DC Plan, and all such shares will, when paid for and issued pursuant to the terms of the Stock Plan and the DC Plan, be validly issued and outstanding and fully paid and non-assessable.

Based on such examination, and subject to the further assumptions and qualifications set forth below, it is my opinion that the deferred compensation obligations of the Company under the DC Plan, when issued in accordance with the terms of the DC Plan, will be legally valid and binding obligations of the Company, enforceable in accordance with their terms. The opinion expressed above is subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and is limited to the law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” under the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Richard C. Allendorf

Richard C. Allendorf